UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2022

LANTHEUS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36569	35-2318913
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

331 Treble Cove Road

North Billerica, Massachusetts 01862

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (978) 671-8001

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	LNTH	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement

On December 2, 2022, Lantheus Holdings, Inc.’s (the “Company”) wholly-owned subsidiary Lantheus Medical Imaging, Inc. (“LMI”) refinanced its existing credit facility, consisting of (i) a $200.0 million five-year term loan facility (the “Old Term Facility”) and (ii) a $200.0 million five-year revolving credit facility (the “Old Revolving Facility” and, together with the Old Term Facility, the “Old Facility”), with a new delayed draw term loan facility and a new revolving credit facility (collectively, these transactions are referred to as the “Refinancing”).

In order to consummate the Refinancing, LMI entered into a Credit Agreement (the “Credit Agreement”) by and among Citizens Bank, N.A., as administrative agent (in that capacity, the “Administrative Agent”) and collateral agent, each of the lenders from time to time party thereto (the “Lenders”) and the Company. The Credit Agreement establishes (i) a new $100.0 million delayed draw term loan facility (the “Delayed Draw Term Loan Facility” and, the loans thereunder, the “Term Loans”) and (ii) a new $350.0 million five-year revolving credit facility (the “New Revolving Facility” and, together with the Delayed Draw Term Loan Facility, the “New Facility”).

LMI used approximately $167.6 million of cash on hand to repay in full the aggregate remaining principal amount of the loans outstanding under the Old Facility and to pay related interest, transaction fees and expenses.

Delayed Draw Term Loan Facility

LMI expects to draw from the Delayed Draw Term Loan Facility only if the proposed Offering of Notes by the Company (as defined below) is not consummated. The commitment of the Lenders to provide the Delayed Draw Term Loan Facility will be terminated upon funding of any such notes. The Delayed Draw Term Loan Facility includes a commitment fee equal to 0.20% per annum on the average daily unused amount of the Delayed Draw Term Loan Facility, which is payable commencing on January 16, 2023 and ending on the earliest of (i) the day the Term Loans under the Delayed Draw Term Loan Facility are funded, (ii) the last day of the Delayed Draw Availability Period (as defined in the Credit Agreement) and (iii) the day the commitments under the Delayed Draw Term Loan Facility are reduced to zero.

New Revolving Facility

Under the terms of the New Revolving Facility, the Lenders commit to extend credit to LMI from time to time until December 2, 2027 (the “Revolving Termination Date”) consisting of revolving loans (the “Revolving Loans”) in an aggregate principal amount not to exceed $350.0 million (the “Revolving Commitment”) at any time outstanding, including a $20.0 million sub-facility for the issuance of letters of credit (the “Letters of Credit”) and a $10.0 million sub-facility for swingline loans (the “Swingline Loans”). The Letters of Credit, Swingline Loans and the Revolving Loans are expected to be used for working capital and for other general corporate purposes. The New Revolving Facility terminates on the Revolving Termination Date.

The Revolving Loans bear interest, with pricing based from time to time at LMI’s election, at (i) Term SOFR (as defined in the Credit Agreement) plus an applicable margin that ranges from 1.50% to 2.50% based on LMI’s Total Net Leverage Ratio (as defined in the Credit Agreement) or (ii) the Alternative Base Rate (as defined in the Credit Agreement) plus an applicable margin that ranges from 0.50% to 1.50% based on LMI’s Total Net Leverage Ratio. The New Revolving Facility also includes an unused commitment fee at a rate ranging from 0.15% to 0.35% per annum based on LMI’s Total Net Leverage Ratio.

LMI is permitted to voluntarily prepay the Revolving Loans, in whole or in part, or reduce or terminate the Revolving Commitment, in each case, without premium or penalty. On any business day on which the total amount of outstanding Revolving Loans, Letters of Credit and Swingline Loans exceeds the total Revolving Commitment, LMI must prepay the Revolving Loans in an amount equal to such excess. LMI is not required to make mandatory prepayments under the New Revolving Facility.

LMI has the right to request an increase to the Revolving Commitment in an aggregate principal amount of up to the sum of $335.0 million or Consolidated EBITDA (as defined in the Credit Agreement) for the four consecutive fiscal quarters most recently ended, plus additional amounts in certain circumstances (collectively, the “Incremental Cap”), minus Incremental Term Loans (as defined below).

Incremental Term Loans

LMI has the right to request incremental term loans (“Incremental Term Loans”) in an aggregate principal amount of up to the Incremental Cap less any incremental increases to the Revolving Commitment. Proceeds of Incremental Term Loans may be used for working capital and for other general corporate purposes and will bear interest at rates agreed between the Company and the lenders providing the Incremental Term Loans.

Other Terms

The New Facility contains a number of affirmative, negative and reporting covenants, as well as financial maintenance covenants pursuant to which LMI is required (a) to be in quarterly compliance, measured on a trailing four quarter basis, with a Total Net Leverage Ratio (as defined in the Credit Agreement) of 4.00 to 1.00 through the quarter ending December 31, 2023 and 3.50 to 1.00 thereafter and (b) to maintain an Interest Coverage Ratio (as defined in the Credit Agreement) of not less than 3.00:1.00 for each fiscal quarter. Upon an event of default, the Administrative Agent will have the right to declare the loans and other obligations outstanding under the New Facility immediately due and payable and all commitments immediately terminated.

The New Facility is guaranteed by the Company and certain of the Company’s subsidiaries.

Certain of the Lenders and certain of their affiliates have performed investment banking, financial advisory, commercial lending and underwriting services for the Company, LMI, their subsidiaries and respective affiliates, from time to time, for which such Lenders and their affiliates have received customary fees and expenses. These parties may, from time to time, engage in transactions with, and perform services for the Company, LMI, their subsidiaries or their respective affiliates in the ordinary course of their business.

Item 1.02	Termination of a Material Definitive Agreement

In connection with the Refinancing, effective as of December 2, 2022, LMI has satisfied and discharged all obligations under, and terminated, the Old Facility, except for obligations that pursuant to the express terms of the Old Facility survive payment of the obligations.

The Old Facility consisted of a $200.0 million five-year term loan agreement that was scheduled to mature on June 27, 2024. As of December 2, 2022, after giving effect to the New Facility, there were no amounts outstanding under the Old Facility and LMI incurred no termination penalties in connection with the early termination of the Old Facility.

Certain of the lenders under the Old Facility and certain of their affiliates have performed investment banking, commercial lending and underwriting services for the Company, LMI, their subsidiaries and respective affiliates, from time to time, for which such lenders and their affiliates have received customary fees and expenses. These parties may, from time to time, engage in transactions with, and perform services for the Company, LMI, their subsidiaries or their respective affiliates in the ordinary course of their business.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events

On December 5, 2022, the Company issued a press release announcing that it proposes to offer (the “Offering”), subject to market conditions and other factors, $500.0 million in aggregate principal amount of convertible senior notes due 2027 (the “Notes”). The Company expects to grant to the initial purchasers of the Notes an option to purchase up to an additional $75.0 million in aggregate principal amount of the Notes (the “Option Notes”). The Notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The Company’s board of directors has authorized the repurchase of up to $150.0 million in aggregate amount of its common stock under certain circumstances. The Company expects to use up to $75.0 million of the net proceeds from the Offering to repurchase shares of the Company’s common stock from purchasers of the Notes in privately negotiated transactions effected with or through one of the initial purchasers or its affiliate. In addition, the Company’s board of directors has authorized additional repurchases of common stock in an amount up to $75.0 million out of the remaining proceeds from the Offering, including any proceeds from the Option Notes, in privately negotiated transactions, open market purchases or otherwise, in accordance with applicable federal and state securities laws and regulations.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibit Description

10.1	Credit Agreement, dated December 2, 2022, among Lantheus Medical Imaging, Inc., Lantheus Holdings, Inc., the lenders and other parties party thereto and Citizens Bank, N.A., as administrative and collateral agent.

99.1	Press Release of Lantheus Holdings, Inc. dated December 5, 2022, entitled “Lantheus Holdings, Inc. Announces Proposed Offering of $500 Million Convertible Senior Notes due 2027”.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANTHEUS HOLDINGS, INC.

By:	/s/ Robert J. Marshall, Jr.
Name:	Robert J. Marshall, Jr.
Title:	Chief Financial Officer and Treasurer

Date: December 5, 2022